                    METLIFE INSURANCE COMPANY OF CONNECTICUT

                               (A Stock Company)
                              [1300 Hall Boulevard
                         Bloomfield, Connecticut 06002]

NOTICE

To obtain information about your policy or if you need assistance or need help in resolving a complaint, you may call [(800)-638-7732].

METLIFE INSURANCE COMPANY OF CONNECTICUT (referred to as "we", "us", "our", and the "Company") will make Income Payments as described in this Contract beginning on the Annuity Date.

This Policy is a legal contract between the policyholder and the Company.

FREE LOOK PROVISION - RIGHT TO CANCEL

This Contract may be returned for any reason within [10] days after you receive it by mailing or delivering the Contract to either us or the agent who sold it. Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid. We will promptly refund your Account Value as of the Business Day we receive your Contract. Your Account Value may be more or less than your Purchase Payment.

Signed  for  the  Company.

     /s/ Isaac Torres                        /s/ Steven A. Kandarian
     ------------------------                ---------------------------
     SECRETARY                               PRESIDENT]

SINGLE PREMIUM DEFERRED ANNUITY CONTRACT

This Contract contains Shield Options and a Fixed Account. The initial interest rate for the Fixed Account is guaranteed for one year.

                                NONPARTICIPATING

                         READ YOUR CONTRACT CAREFULLY.

VALUES AND DETERMINATION OF ANNUITY PAYMENTS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE VALUE OF THE SHIELD OPTION(S), ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

L-22494 (09/12)-AV

                               TABLE OF CONTENTS
                                                                           PAGE

[CONTRACT SCHEDULE                                                           3
DEFINITIONS                                                                  4
GENERAL PROVISIONS                                                           5
ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS                                  6
BENEFICIARY PROVISIONS                                                       7
PURCHASE PAYMENT PROVISIONS                                                  7
RENEWAL PROVISIONS                                                           8
ACCOUNT VALUE PROVISIONS                                                     8
WITHDRAWAL PROVISIONS                                                       11
DEATH BENEFIT PROVISIONS                                                    11
ANNUITY PROVISIONS                                                          12]

L-22494 (09/12)-AV

                                  DEFINITIONS

ACCOUNT VALUE

Is the total of the value of the Shield Option(s) under this Contract, adjusted for any amounts that may be included by rider during the Accumulation Period. Also referred to as "Contract Value."

ACCUMULATION PERIOD

The period prior to the Annuity Date.

ANNUITY SERVICE OFFICE

The office indicated on the Contract Schedule to which notices and requests must be sent, or as otherwise changed by notice from us.

ANNUITANT

The natural person listed on the Contract Schedule on whose life
Income Payments are based. Any reference to Annuitant shall also include any Joint Annuitant under an Annuity Option.

ANNUITY DATE

A date on which you choose to begin receiving Income Payments. If we agree, you may change the Annuity Date subject to the requirements shown under the Annuity Option Information section on the Contract Schedule. If you do not choose an Annuity Date, the Annuity Date will be the Annuity Date described on the Contract Schedule. Also referred to as "Maturity Date."

ATTAINED AGE

The age of any Owner, Beneficiary or Annuitant on his/her last birthday.

BENEFICIARY

The person(s) or entity(ies) you name to receive a death benefit payable under this Contract upon the death of the Owner or a Joint Owner, or in certain circumstances, an Annuitant.

BUSINESS DAY

Any day our Annuity Service Office, shown on the Contract Schedule, is open for business. For purposes of administrative requests and transactions, a Business Day ends at 4:00PM Eastern Standard Time.

CODE

The Internal Revenue Code of 1986, as amended.

COMPANY

MetLife Insurance Company of Connecticut.

CONTRACT ANNIVERSARY

An anniversary of the Issue Date of this Contract.

CONTRACT YEAR

A one-year period starting on the Issue Date and on each Contract Anniversary thereafter.

INCOME PAYMENTS

A series of payments made by us during an Income Period, which we guarantee as to dollar amount.

INCOME PERIOD

A period starting on an Annuity Date during which Income Payments are payable.

INVESTMENT AMOUNT

The Investment Amount for each Shield Option is the amount that is allocated to the Shield Option. The Investment Amount will be reduced for any withdrawal by the same percentage that the withdrawal reduces the Interim Value attributable to that Shield Option. The Investment Amount is adjusted by the Performance Rate at the end of the Term.

ISSUE DATE

The date this Contract was issued. The Issue Date is shown on the Contract Schedule.

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JOINT OWNER

If there is more than one Owner, each Owner shall be a Joint Owner of the Contract.

NOTICE

Any form of communication providing information we need, either in a signed writing or another manner that we approve in advance. All Notices to us must be sent to our Annuity Service Office and received in good order. To be effective for a Business Day, a Notice must be received in good order prior to the end of that Business Day.

OWNER

The person(s) entitled to the ownership rights under this Contract. If Joint Owners are named, all references to Owner shall mean Joint Owners. (Referred to as "you", "yours" or "policyholder.")

PURCHASE  PAYMENT

The amount paid to us under this Contract as consideration for the benefits it provides.

                               GENERAL PROVISIONS

THE CONTRACT

The Contract consists of this contract and any attached riders or endorsements. We may require this Contract to be returned to us prior to the payment of any benefit. It is important to review any riders or endorsements. In case of conflict with any other provision of this Contract, the provisions of the Rider or Endorsement will control.

Notwithstanding any provision of this Contract to the contrary, this Contract will be construed and administered in accordance with applicable sections of the Code. To preserve this Contract's status as an annuity and comply with applicable sections of the Code and applicable Treasury Regulations, we may, if necessary amend this Contract. We will notify you of any amendments and, when required by law, we will obtain your approval and the approval of the appropriate regulatory authority.

NON-PARTICIPATING

This Contract will not share in any distribution by us of Company dividends.

MISSTATEMENT OF AGE OR SEX

We may require proof of the age or sex of the Annuitant, Owner and/or Beneficiary before making any payments under this Contract that are measured by the Annuitant's, Owner's or Beneficiary's life. If the age or sex of the Annuitant, Owner or Beneficiary has been misstated, the amount payable will be the amount that the Account Value would have provided at the correct age and sex.

Once Income Payments have begun, any underpayments will be made up in one sum with the next Income Payment or in any other manner agreed to by us. Any overpayments will be deducted first from future Income Payments. No interest will be credited or charged in the event of an underpayment or overpayment.

PROTECTION OF PROCEEDS

The Contract and payments under it will be exempt from the claims of creditors to the extent permitted by law.

REPORTS

At least once each calendar year we will furnish you with a report showing the Account Value and any other information as may be required by law. We will send you confirmations of certain transactions. Reports and confirmations will be sent to your last known address on our records. You will have 60 days from the date you receive your report or confirmation to inform us of any errors in the report or confirmation, otherwise the report or confirmation will be deemed to be final and correct.

PREMIUM AND OTHER TAXES

We reserve the right to deduct from the Purchase Payment or Account Value any taxes paid by us to any governmental entity relating to this Contract (including without limitation: premium taxes, federal, state and local withholding of income, estate, inheritance and other taxes required by law, and any new or increased state income taxes that may be enacted into law).

We may determine when taxes relate to the Contract, including for example when they have resulted from: receipt by us of the Purchase Payment; commencement of Income Payments, payment of death benefits; or partial and full withdrawals; and any new or increased taxes which become effective that are imposed on us and which relate to the Purchase Payment, or interest earnings.

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We may pay taxes when due and make a deduction from the Account Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date.

EVIDENCE OF SURVIVAL

We may require proof that any person(s) on whose life Income Payments are based is alive. We reserve the right to discontinue Income Payments until satisfactory proof is received.

MODIFICATION OF CONTRACT

This Contract may be changed by us in order to maintain compliance with applicable state and federal law. This Contract may be changed or altered only in writing signed by our President, Vice-President, or Secretary.

DEFERRAL OF PAYMENTS

After receipt of a Notice of withdrawal from you, we reserve the right to defer payment for a withdrawal for the period permitted by law but not for more than six (6) months.

SUSPENSION OF PAYMENTS OR TRANSFERS

We may be required to suspend or delay the payment of death benefits, the calculation of income payments, withdrawals, and transfers when we cannot obtain an Index Value under the following circumstances:

     . the New York Stock Exchange is closed (other than customary weekend and holiday closings);

     .    trading on the New York Stock Exchange is restricted;

     .    an emergency exists such that we cannot value Investment Amounts; or

     .    during any other period when a regulator by order, so permits.

                  ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS

OWNER

You, as the Owner, have all the interest and rights under this Contract. The Owner is the person designated as such on the Issue Date, unless changed.

You may change the Owner at any time. Any change of Owner is subject to our underwriting requirements in effect at the time of the request. A change of Owner will automatically revoke any prior designation of Owner. A request for change must be:

     1.   by Notice; and

     2.   received by us at the Annuity Service Office.

The change will become effective as of the date the Notice is signed by you. A new designation of Owner will not apply to any payment made or action taken by us prior to the time the new designation was recorded at our Annuity Service Office.

JOINT OWNER

A Contract may be owned by Joint Owners, limited to natural persons. Either Joint Owner can exercise all rights under the Contract unless you inform us otherwise as indicated on the Contract Schedule or in a Notice to us. Upon the death of either Owner, the surviving Joint Owner will be deemed to be the primary Beneficiary unless you inform us otherwise. Any other Beneficiary designation will be treated as a contingent Beneficiary unless otherwise indicated on the Contract Schedule or in a Notice to us.

ANNUITANT

The Annuitant is the person designated by you, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the contract. Unless the Contract is owned by a non-natural person, you may change the Annuitant at any time prior to an Annuity Date. Any change of Annuitant is subject to our underwriting rules in effect at the time of the request.

ASSIGNMENT

This Contract may not be assigned without our consent in writing and is subject to our underwriting requirements. You may not assign your rights under this Contract after the start of Income Payments. In certain tax markets assignment of this Contract is prohibited by the Internal Revenue Code. If your contract is assigned absolutely, we will treat it as a change of ownership and all rights will be transferred. We are not bound by any assignment request unless it is in writing. We are not responsible for the validity of any assignment. Assignments, unless otherwise specified by the Owner, shall

L-22494 (09/12)                        6

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take effect on the date the notice of assignment is signed, subject to any payments made or actions taken by us before a signed copy of the assignment form is received by us at our Annuity Service Office.

                             BENEFICIARY PROVISIONS

BENEFICIARY

The Beneficiary is the person(s) named on the Contract Schedule or the surviving Joint Owner, unless changed. Unless you provide otherwise, the death benefit will be paid to or in equal shares as follows:

     1. to the primary Beneficiary(ies) who survive you (or who survive the Annuitant if the Owner is a non-natural person); or if there are none, then

     2. to the contingent Beneficiary(ies) who survive you (or who survive the Annuitant if the Owner is a non-natural person); or if there are none, then

     3.   to your estate.

CHANGE OF BENEFICIARY

Subject to the rights, including the written consent, of any irrevocable Beneficiary and any applicable laws or regulations, you may change the primary Beneficiary or contingent Beneficiary. A change may be made by filing a Notice with us. The change will take effect as of the date the Notice is signed, but we will not be liable for any payment made or action taken before we have recorded the change.

                          PURCHASE PAYMENT PROVISIONS

SEPARATE ACCOUNT

The Purchase Payment made to this Contract is invested in the Separate Account shown on the Contract Schedule. We have exclusive and absolute ownership and control of the assets of the Separate Account. It is a non-unitized separate account. You do not share in the investment performance of assets allocated to the Separate Account. All investment income, gains and losses, whether or not realized, from assets allocated to the Separate Account are borne by the Company. The obligations under this Contract are independent of the investment performance of the Separate Account and are the obligations of the Company.

We will maintain in the Separate Account assets with an aggregate value at least equal to the Contract reserves.

If the aggregate value of such assets should fall below such amount, the Company will transfer assets into the Separate Account so that the value of the Separate Account's assets is at least equal to such amount. Assets supporting reserves for annuity benefits under such contracts, in the course of payment, shall not be maintained in the Separate Account.

SHIELD OPTIONS

On the Issue Date, you may allocate your Purchase Payment to one or more of the available Shield Options listed on the Contract Schedule. At the end of each Term, you may transfer the Account Value attributable to the Shield Option(s) to one or more of the available Shield Options subject to the Transfer Requirements shown on the Contract Schedule and the Renewal Provisions.

Each Shield Option has an associated Index, Term, Shield Rate, and either a Cap Rate or a Step Rate as defined below.

TERM

The initial Term(s) begin on the Issue Date. A Term ends and a subsequent Term begins, on the Contract Anniversary coinciding with the term duration of the then current Term for that Shield Option.

INDEX

There is a specific Index associated with each Shield Option. The Index is the price index of certain securities, excluding dividends, or commodities.

INDEX VALUE

The Index Value of an Index, on a Business Day, is the published closing value of the Index on that Business Day. We will use consistent sources to obtain Index Values. If these sources are no longer available for specific indices, we will select an alternative published source(s) for these Index Values. The Index Value on any day that is not a Business Day is the value as of the prior Business Day.

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INDEX PERFORMANCE

Index Performance is the percentage change in an Index Value measured from the beginning of a Term to any day, including the last day, within the Term. Index Performance can be positive, negative, or zero.

SHIELD RATE

The Shield Rate is the amount of any negative Index Performance that is absorbed by us at the end of the Term. Any negative Index Performance beyond the Shield Rate will reduce the Investment Amount. For example, a -15% Index Performance with a 10% Shield Rate will result in a -5% Performance Rate; or, a -10% Index Performance with a 25% Shield Rate will result in a 0% Performance Rate.

The Shield Rate may vary between Shield Options, and it is not an annual rate.

CAP RATE

The Cap Rate is the maximum rate that may be credited at the end of a Term based on Index Performance. A new Cap Rate is declared for each subsequent Term, and such rate will not be less than the Minimum Guaranteed Cap Rate on the Contract Schedule.

The Cap Rate may vary between Shield Options, and it is not an annual rate.

STEP RATE

The Step Rate is the rate credited at the end of a Term if the Index Performance is greater than or equal to zero. A new Step Rate is declared for each subsequent Term, and such rate will not be less than the Minimum Guaranteed Step Rate on the Contract Schedule.

The Step Rate may vary between Shield Options, and it is not an annual rate.

                               RENEWAL PROVISIONS

For renewals into the same Shield Option, a new Cap Rate or Step Rate, whichever is applicable, will be declared and will go into effect on the Contract Anniversary that coincides with the beginning of the new Shield Option.

DISCONTINUATION OR SUBSTANTIAL CHANGE TO AN INDEX

If any Index is discontinued or, we determine that our use of such Index should be discontinued, or if the calculation of an Index is substantially changed, we may substitute a comparable index. We will send you a notice in writing before any such substitution is made. Upon substitution of an Index, we will calculate your Index Performance on the existing Index up until the date of substitution and the new Index from the date of substitution to the end of the Term. A substitute Index will not change the Shield Rate, Cap Rate or Step Rate for an existing Shield Option.

ADDITION OR DISCONTINUANCE OF A SHIELD OPTION

We can add or discontinue any Shield Option. When a change is made to the Shield Options or Indices referenced on the Contract Schedule or as changed subsequent to the Issue Date, we will send notification to you which will describe any changes to the Shield Options then available under the Contract as required by law. This change will take effect upon your Contract as of the next Contract Anniversary for any allowable transfers into the Shield Option(s). If you are currently invested in a Shield Option which is no longer available, you will remain in that Shield Option until the end of the Term, but that Shield Option will not be available thereafter.

                            ACCOUNT VALUE PROVISIONS

The Account Value attributable to each Shield Option is as determined below and will be the Interim Value on any day during the Term and the Investment Amount as adjusted for the Performance Rate at the end of the Term as defined below subject to any fees as outlined in the Contract Schedule or via any riders or endorsements.

CHARGES AND FEES

We will deduct charges and fees from your Account Value as described on the Contract Schedule (or any applicable riders or endorsements).

PERFORMANCE RATE

The Performance Rate is the rate credited at the end of the Term. The Performance Rate at the end of a particular Term is the Index Performance, adjusted for the applicable Shield Rate, Cap Rate, or Step Rate. The Performance Rate can be positive, negative, or equal to zero. At the end of the Term, any increase or reduction in a particular Shield Option is determined by multiplying the Performance Rate by the Investment Amount of the Shield Option on the last day of the

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Term.

The Performance Rate is determined as follows:

SHIELD 100 OPTION WITH A CAP RATE:

If Index Performance is equal to or less than zero, then the Performance Rate will be zero.

If Index Performance is greater than zero and less than the Cap Rate, then the Performance Rate will equal the Index Performance.

If the Index Performance is greater than zero and equals or exceeds the Cap Rate, then the Performance Rate will equal the Cap Rate.

SHIELD 100 OPTION WITH A STEP RATE:

If Index Performance is less than zero then the Performance Rate will equal zero.

If Index Performance is equal to or greater than zero, the Performance Rate will equal the Step Rate.

Other Shield Options with a Cap Rate:

If Index Performance is equal to or less than zero, then the Performance Rate will equal the lesser of zero, or the Index Performance increased by the Shield Rate. (For example: a -15% Index Performance with a 10% Shield Rate will result in a -5% Performance Rate.) The Performance Rate can never be greater than zero if the Index Performance is negative.

If Index Performance is greater than zero and less than the Cap Rate, then the Performance Rate will equal the Index Performance.

If Index Performance is greater than zero and equals or exceeds the Cap Rate, then the Performance Rate will equal the Cap Rate.

OTHER SHIELD OPTIONS WITH A STEP RATE:

If Index Performance is less than zero, then the Performance Rate will equal the lesser of zero or the Index Performance increased by the Shield Rate. (For example: a -15%Index Performance with a 10% Shield Rate will result in a -5% Performance Rate.) The Performance Rate can never be greater than zero if the Index Performance is negative.

If Index Performance is equal to or greater than zero, the Performance Rate will equal the Step Rate.

INTERIM VALUE

The Interim Value for each Shield Option is the value we assign on any Business Day prior to the end of the Term. During the Transfer Period set forth in the Contract Schedule, the Interim Value of each Shield Option will equal the Investment Amount in that Shield Option. After the Transfer Period, the Interim Value of that Shield Option is equal to the Investment Amount in the Shield Option, adjusted for the Index Performance of the associated Index and subject to the applicable Accrued Shield Rate, Accrued Cap Rate, or Accrued Step Rate, as defined below.

On the date of a withdrawal from the Shield Option(s), your Interim Value will be reduced by the amount withdrawn.

ACCRUED SHIELD RATE

The Accrued Shield Rate is the portion of the Shield Rate that has accrued from the beginning of a Term to any day within the Term. This is the amount that will be applied in calculating the Interim Value on any day prior to the end of the Term if Index Performance is less than zero. The Accrued Shield Rate is equal to the Shield Rate multiplied by the number of days elapsed since the beginning of the Term, divided by the total number of days in the Term.

ACCRUED CAP RATE

The Accrued Cap Rate is the portion of the Cap Rate that has accrued from the beginning of a Term to any day within the Term. This is the maximum Index Performance that may be applied in calculating the Interim Value on any day prior to the end of the Term if Index Performance is greater than zero. The Accrued Cap Rate is equal to the Cap Rate multiplied by the number of days elapsed since the beginning of the Term, divided by the total number of days in the Term.

ACCRUED STEP RATE

The Accrued Step Rate is the portion of the Step Rate that has accrued from the beginning of a Term to any day within the Term. This is the rate that will be applied in calculating the Interim Value on any day prior to the end of the Term if Index Performance is equal to or greater than zero. The Accrued Step Rate is equal to the Step Rate multiplied by the number of days elapsed since the beginning of the Term divided by the total number of days in the Term.

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PERFORMANCE RATE FOR DETERMINATION OF INTERIM VALUE

Except as indicated on the Contract Schedule, the Performance Rate during a particular Term is the Index Performance, adjusted for the applicable Accrued Shield Rate, Accrued Cap Rate, or Accrued Step Rate.

For purposes of determining the Accrued Shield Rate, Accrued Cap Rate, and Accrued Step Rate, the total number of days in each calendar year of a Term is 365.

The following are hypothetical examples that show the determination of the Interim Value when the Index Performance is greater than zero and less than zero. These hypothetical examples are rounded for illustrative purposes:

EXAMPLE #1 - INDEX PERFORMANCE IS POSITIVE - INTERIM VALUE CALCULATED 306 DAYS INTO A TERM OF 3 YEARS.

Issue Date                                               March 1, 2013
Investment Amount                                        $ 100,000
Shield Option                                            XYZ 10
Term                                                     3 Years
Shield Rate                                              10%
Cap Rate                                                 25%
Index Value at Beginning of Term                         1000
Number of Days in Term                                   1095  (3 X 365 = 1095)
Index Value at close of Business Day on January 1, 2014  1100
Index Performance                                        10%
Accrued Days                                             306

The Accrued Cap Rate as of January 1, 2014 is 6.986% 306 days into the 3 year term (25%*(306/1095)). The Index Performance is calculated at 10% (1100/1000 -
1). Since the Index Performance is positive, the Interim Value is then determined by multiplying the Investment Amount by the lesser of the Index Performance or the Accrued Cap Rate and adding that amount to the Investment Amount. As of the close of the Business Day January 1, 2014, the Interim Value is $106,986 ($100,000+$100,000 * 6.986%).

EXAMPLE #2 - INDEX PERFORMANCE IS NEGATIVE- INTERIM VALUE CALCULATED 306 DAYS INTO A TERM OF 3 YEARS.

Issue Date                                               March 1, 2013
Investment Amount                                        $ 100,000
Shield Option                                            XYZ 10
Term                                                     3 Years
Shield Rate                                              10%
Cap Rate                                                 25%
Index Value at Beginning of Term                         1000
Number of Days in Term                                   1095  (3 X 365 = 1095)
Index Value at close of Business Day on January 1, 2014  950
Index Performance                                        -5%
Accrued Days                                             306

The Accrued Shield Rate as of January 1, 2014 is 2.795% 306 days into the 3 year term (10% * (306/1095)). The Index Performance is calculated at -5% (950/1000 -
1). Since the Index Performance is negative, the Interim Value is then determined by multiplying the Investment Amount by the Index Performance plus the Accrued Shield Rate (-5% + 2.795% = -2.205%) and adding that amount to the Investment Amount. As of the close of Business Day January 1, 2014, the Interim Value is $97,795 ($100,000+$100,000*-2.205%).

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                             WITHDRAWAL PROVISIONS

WITHDRAWALS

Prior to the Annuity Date, you may, upon Notice to us, request a full or a partial withdrawal and we will withdraw that amount from the Account Value ("the amount withdrawn"). A withdrawal will result in a reduction to each Shield Option in the ratio that each Shield Option bears to the total Account Value, as determined under the Account Value Provisions above, unless otherwise directed by you. The amount payable to you will be a net amount equal to the amount withdrawn adjusted for any applicable Withdrawal Charge and any other fees shown on the Contract Schedule, Premium and Other Taxes, and any other rider and endorsement fees.

The total amount withdrawn from the Account Value must not be less than the Minimum Partial Withdrawal amount shown on the Contract Schedule. If the withdrawal would result in the remaining Account Value being less than the Minimum Account Value shown on the Contract Schedule, we will treat the withdrawal request as a request for a full withdrawal.

If you request a full or partial withdrawal, the amount withdrawn after adjustments for any Withdrawal Charge will result in our paying you a net amount. The net amount payable to you is equal to (a)-(b)-(c)-(d), where:

     (a)  is the amount withdrawn from the Account Value, and

     (b) is the Withdrawal Charge and other fees, if any, as described on the Contract Schedule, and

     (c)  is the Premium and Other Taxes, if any, and

     (d)  is the rider and endorsement fees, if any.

The amount withdrawn will reduce the Investment Amount, as defined in the Definitions section, for each Shield Option by the percentage reduction in the Interim Value of such Shield Option.

                            DEATH BENEFIT PROVISIONS

DEATH OF OWNER DURING THE ACCUMULATION PERIOD

During the Accumulation Period, the death benefit will be paid to your Beneficiary(ies) upon your death, or the first death of a Joint Owner. If the Contract is owned by a non-natural person, the Annuitant will be deemed the Owner for purposes of determining the death benefit. If there are Joint Owners, the age of the oldest will be used to determine the death benefit where applicable.

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD

The "Death Benefit Amount" is the Account Value, as defined under the Account Value Provisions above, determined as of the end of the Business Day on which we have received Notice of both due proof of death and the first acceptable election for the payment method.

DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD

In the event an Owner (or the Annuitant where the Owner is not an individual) dies during the Accumulation Period, a Beneficiary must choose payment of the death benefit under one of the options below (unless the Owner has previously chosen an option). The death benefit options available under the Contract include the following and any other options acceptable to you and us:

OPTION 1 - lump sum payment of the death benefit; or

OPTION 2 - the payment of the entire death benefit within five years of the date of death of the Owner or the first Joint Owner to die; or

OPTION 3 - payment of the death benefit under an Annuity Option or other periodic payment option acceptable to us in substantially equal periodic payments (made at least annually) over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the Owner or the first Joint Owner to die.

Any portion of the death benefit not applied under Option 3 within one (1) year of the date of the Owner's or Joint Owner's death must be distributed within five years of the date of death.

BENEFICIARY CONTINUATION OPTIONS DURING ACCUMULATION PERIOD

We offer two types of Beneficiary Continuation Options during the Accumulation
Period: the Spousal Continuation and Non-Spousal Beneficiary Continuation Options described below. We must receive Notice of the election of one of these Beneficiary Continuation Options by the end of the 90th day after we receive Notice of due proof of death. If the surviving spouse qualifies for Spousal Continuation and has not chosen one of the death benefit options above by the end of the 90 day period, the Spousal Continuation Option will be automatically applied on the 90th day. If a Non-Spousal Beneficiary

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qualifies for Non-Spousal Beneficiary Continuation and has not chosen one of the death benefit options above by the end of the 90 day period, the Non-Spousal Beneficiary Continuation Option will be automatically applied on the 90th day.

SPOUSAL CONTINUATION DURING ACCUMULATION PERIOD

If the Owner dies during the Accumulation Period and the Beneficiary is his or her spouse, the spouse may choose to continue the Contract in his or her own name and exercise all the Owner's rights under the Contract. The Death Benefit Amount under the continued contract payable upon the continuing spouse's death will be computed as described above in the Death Benefit Amount During the Accumulation Period section.

NON-SPOUSAL BENEFICIARY CONTINUATION DURING ACCUMULATION PERIOD

A Beneficiary who is not a spouse can choose to continue the Contract until the fifth anniversary of the Owner's death. The Contract can be continued by a Beneficiary only if his or her share of the death benefit is at least equal to our published minimum for this right. If the Beneficiary continues the Contract under this provision his or her share will not be paid. It will instead be continued in the Contract on the date we determine the Death Benefit Amount. Such Beneficiary will have the right to make partial and full withdrawals of his/her share of the Contract, not subject to Withdrawal Charges. Such Beneficiary will also have the right to make transfers at the end of a Term as described on the Contract Schedule.

During the continuation period the Beneficiary can choose to receive his/her share of this Contract in a single lump sum payment or apply it to an Annuity Option or other option acceptable to us that must be payable for the life of the Beneficiary or for a term no longer than the life expectancy of the Beneficiary starting within one year after the death of the Owner.

On the fifth anniversary of the Owner's death any Beneficiary will be paid his/her share of the Account Value that has not been applied to an Annuity option or other settlement option permissible under the Code, in a single lump sum payment and this Contract will terminate.

DEATH OF ANNUITANT DURING INCOME PERIOD

Upon the death of the Annuitant during the Income Period, the death benefit, if any, will be as specified in the Annuity Option chosen. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

DEATH OF OWNER DURING THE INCOME PERIOD

If the Owner (or a Joint Owner), is not the Annuitant, and dies during the Income Period, any remaining payments under the Annuity Option will continue at least as rapidly as under the method of distribution in effect at the time of the Owner's (or Joint Owner's) death. Upon the death of the Owner (or a Joint Owner) during the Income Period, the Beneficiary becomes entitled to exercise the rights of the Owner. If an Owner (or Joint Owner) is the Annuitant and dies during the Income Period, the death benefit, if any, will be as specified in the Annuity Option chosen and will continue at least as rapidly as under the method of distribution in effect at the time of the Owner's (or Joint Owner's) death.

DEATH OF ANNUITANT DURING ACCUMULATION PERIOD

Upon the death of an Annuitant, who is not the Owner or Joint Owner, during the Accumulation Period, the Owner (or Oldest Joint Owner) automatically becomes the Annuitant, unless the Owner, subject to our underwriting rules in effect at the time of request, chooses a new Annuitant. If the Owner is a non-natural person, the death of the Annuitant will be treated as the death of an Owner (see Death of Owner During the Accumulation Period discussed above).

PAYMENT OF DEATH BENEFIT

We will require Notice of both due proof of death and an acceptable election for the payment method before any death benefit is paid. Our obligations are subject to all payments made and actions taken by us before our receipt of Notice of due proof of death. Any death benefit will be paid in accordance with applicable law or regulations governing death benefit payments.

                               ANNUITY PROVISIONS

ELECTION OF ANNUITY OPTION

The Annuity Option is chosen by you or your Beneficiary in a form satisfactory to us. We will automatically send you information about Annuity Options before your Annuity Date. If you do not choose an Annuity Option, make a full withdrawal by the Annuity Date, or ask us to continue the Contract by the Annuity Date, we will automatically pay you under Option 2: Life Annuity with Ten (10) Years of Income Payments Guaranteed. You can make, change, or revoke your Annuity Option choice before the death benefit becomes payable or the Annuity Date, whichever occurs first.

L-22494 (09/12)                        12

ANNUITY OPTIONS

You may choose to receive Income Payments monthly, quarterly, semi-annually or annually. The following Annuity Options, or any other options acceptable to you and us, may be chosen:

OPTION 1: LIFE ANNUITY

Income Payments that are paid as long as the Annuitant is living.

OPTION 2: LIFE ANNUITY WITH 10 YEARS OF INCOME PAYMENTS GUARANTEED

Income Payments that continue as long as the Annuitant is living but are guaranteed to be paid for ten years.

OPTION 3: JOINT AND LAST SURVIVOR LIFE ANNUITY

Income Payments that are paid as long as either of two Annuitants is living.

OPTION 4: JOINT AND LAST SURVIVOR ANNUITY WITH 10 YEARS OF INCOME PAYMENTS GUARANTEED

Income Payments that continue as long as either of the two Annuitants are living but are guaranteed to be paid for ten years.

If, as of the Annuity Date, the then current Annuity rates applicable to this class of contracts provide an Income Payment greater than the one guaranteed under this Contract for the same Annuity Option, then the greater payment will be made.

INCOME PAYMENTS

Income Payments are based upon the Annuity Option chosen, the Account Value, as defined under the Account Value Provisions above, applied to the Annuity Option, the Annuitant's Attained Age and sex, and the appropriate Fixed Annuity Table. These payments will be reduced by any applicable charges and fees as described in the Contract Schedule.

FREQUENCY AND AMOUNT OF INCOME PAYMENTS

Income Payments will be paid as monthly installments or at any frequency acceptable to you and us. If the amount of the Account Value to be applied under an Annuity Option is less than $5,000, we reserve the right to make one lump sum payment equal to the then current Account Value in lieu of Income Payments. If the amount of the Income Payment would be less than $100, we may reduce the frequency of payments to an interval which will result in the payment being at least $100, but with a frequency of no less than annually.

BASIS OF PAYMENTS

The Annuity Tables are based on the tables defined under the Annuity Option Information described in the Contract Schedule. The amount of each Income Payment is guaranteed by us.

L-22494 (09/12)                        13

                             [FIXED ANNUITY TABLES

                        AMOUNT OF MONTHLY INCOME PAYMENT

                           PER $1000 OF ACCOUNT VALUE

                                 Annuitant Only

OPTION 1: LIFE ANNUITY

ATTAINED AGE
OF ANNUITANT            MALE  FEMALE
----------------------  ----  ------
55                      2.74    2.59
60                      3.07    2.89
65                      3.50    3.27
70                      4.07    3.77
75                      4.84    4.45
80                      5.93    5.42
85                      7.50    6.86

OPTION 2: LIFE ANNUITY WITH 10 YEARS OF INCOME PAYMENTS GUARANTEED

Attained Age
of Annuitant                         MALE  FEMALE
-----------------------------------  ----  ------
55                                   2.73   2.59
60                                   3.05   2.88
65                                   3.46   3.24
70                                   3.99   3.72
75                                   4.66   4.34
80                                   5.50   5.16
85                                   6.45   6.16

OPTION 3: JOINT AND LAST SURVIVOR LIFE ANNUITY

                                                                Age of Female Annuitant
                                                              -------------------------
ATTAINED AGE               10 YEARS            5 YEARS       SAME  5 YEARS  10 YEARS
OF MALE ANNUITANT          YOUNGER             YOUNGER       AGE    OLDER    OLDER
---------------------------------------------------------------------------------------
55                          2.09                 2.21        2.34   2.45      2.54
60                          2.26                 2.42        2.57   2.71      2.82
65                          2.48                 2.67        2.86   3.04      3.19
70                          2.75                 3.00        3.25   3.49      3.69
75                          3.10                 3.42        3.77   4.09      4.37
80                          3.55                 4.00        4.48   4.95      5.33
85                          4.18                 4.82        5.51   6.17      6.69

OPTION 4: JOINT AND LAST SURVIVOR ANNUITY WITH 10 YEARS OF INCOME PAYMENTS GUARANTEED

                                                                Age of Female Annuitant
                                                             -------------------------
ATTAINED AGE              10 YEARS             5 YEARS       SAME  5 YEARS  10 YEARS
OF MALE ANNUITANT         YOUNGER              YOUNGER       AGE    OLDER    OLDER
--------------------------------------------------------------------------------------
55                          2.09                 2.21        2.34   2.45      2.54
60                          2.26                 2.42        2.57   2.71      2.82
65                          2.48                 2.67        2.86   3.04      3.19
70                          2.75                 2.99        3.25   3.48      3.68
75                          3.09                 3.42        3.76   4.08      4.34
80                          3.55                 3.99        4.45   4.88      5.19
85                          4.15                 4.76        5.38   5.89      6.22

Monthly installments for ages not shown will be furnished on request]

L-22494 (09/12)                        14

                       THIS PAGE INTENTIONALLY LEFT BLANK

L-22494 (09/12)

SINGLE PREMIUM DEFERRED ANNUITY CONTRACT

NONPARTICIPATING
NO  DIVIDENDS

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                               (A Stock Company)
                              [1300 Hall Boulevard
                       Bloomfield, Connecticut, 06002]

L-22494 (09/12)

                               CONTRACT SCHEDULE

OWNER:  [John Doe]            SEX:  [M] AGE AT ISSUE:  [35]
JOINT OWNER:  [Jane Doe]      SEX:  [F] AGE AT ISSUE:  [35]
ANNUITANT:  [John Doe]        SEX:  [M] AGE AT ISSUE:  [35]
CONTRACT NUMBER:  [12345678]  ISSUE DATE:  [February 15, 2013]
PLAN TYPE:  [Non-Qualified]   ANNUITY DATE:  [February 15, 2068]

SINGLE  PURCHASE  PAYMENT:   [$50,000]

SHIELD OPTIONS

SEPARATE  ACCOUNT:     [MICC  Separate  Account  SA]

SHIELD OPTIONS AND INDICES BY TERM AVAILABLE AT ISSUE:

EACH SHIELD OPTION WILL HAVE AN ASSOCIATED CAP RATE OR A STEP RATE.

                           [SHIELD OPTIONS
TERM                 INDEX                    MINIMUM GUARANTEED CAP/STEP RATE
                             [SHIELD 100]
[1] Year Term        [INDEX A/1/]                           [1%]
                     [INDEX A Step Rate]                    [1%]
                             [SHIELD 25]
[6] Year Term        [INDEX A]                              [6%]
                             [SHIELD 15]
[3] Year Term        [INDEX A]                              [3%]
[6] Year Term        [INDEX A]                              [6%]
                             [SHIELD 10]
[1] Year Term        [INDEX A]                              [1%]
                     [INDEX A Step Rate]                    [1%]
                     [INDEX B/2/]                           [1%]
                     [INDEX C/3/]                           [1%]
                     [INDEX D/4/]                           [1%]
                     [INDEX E/5/]                           [1%]

[3] Year Term        [INDEX A]                              [3%]
                     [INDEX A Step Rate]                    [3%]
                     [INDEX B]                              [3%]
                     [INDEX C]                              [3%]
                     [INDEX D]                              [3%]
                     [INDEX E]                              [3%]
[6] Year Term        [INDEX A]                              [6%]]

[RETURN OF PREMIUM DEATH BENEFIT MAXIMUM CAP OR STEP RATE REDUCTION: [60%]]

[FOR THE SHIELD 100 OPTION, THE SHIELD RATE WILL BE TREATED AS FULLY ACCRUED DURING THE ENTIRE TERM. A SHIELD 100 OPTION WILL BE AVAILABLE FOR AT LEAST THE FIRST [6] CONTRACT YEARS, SUBJECT TO THE TRANSFER REQUIREMENTS BELOW.]

Index-linked returns do not include the portion of returns generated by dividends; and the elements used in determining the credited rate from the index are not guaranteed and can be changed by the Company, subject to any contract guarantees, and any such changes can affect the return.

L-22495 (09/12)

[FIXED ACCOUNT

  MINIMUM GUARANTEED INTEREST RATE:            [1.00% annually]

  INTEREST RATE TERM:                          [1 year]]

MINIMUM ALLOCATION:            [$500]

[ANNUAL CONTRACT FEE:    [The Annual Contract Fee is [$25.00] each Contract
                         Year. If a total withdrawal is made during the Accumulation Period, the full Annual Contract Fee will be deducted at the time of the total withdrawal. For purposes of determining the Account Value to be applied to an Annuity Option, a pro-rata portion of the Annual
                         Contract Fee for the applicable portion of the Contract
                         Year will be deducted from the Account Value as described above. During the Income Period, we reserve the right to deduct the Annual Contract Fee of [$25.00] each Contract Year, pro-rata from each Income
                         Payment.]]

TRANSFER  REQUIREMENTS:

TRANSFER  PERIOD:

[The [5 Calendar Days] following the Contract Anniversary coinciding with the end of the Term for each applicable Shield Option and/or the end of the Interest Rate Term for the Fixed Account.]

TRANSFERS:

[During the Accumulation Period you may only make a transfer to the Fixed Account and to a new Shield Option(s) during the Transfer Period, subject to availability. The effective date of such transfer is the first day of the Fixed Account Interest Rate Term and/or Shield Option(s) to which the transfer is made.

At the end of the Term, the Investment Amount will automatically be renewed into the same Shield Option unless you elect to transfer into a different Shield Option or the Fixed Account Option at that time. If the Shield Option is no longer available at the end of the existing Term, these amounts will automatically transfer into the Fixed Account at the end of the Term unless otherwise directed by You. If the Fixed Account is not available, these amounts will automatically transfer into the Shield Option with, in order of priority, the shortest Term, the highest Shield Rate, and the lowest Cap Rate from the Shield Options available at the end of the Term unless otherwise directed by You.

At the end of the Interest Rate Term, the Fixed Account Value will automatically be renewed into the Fixed Account unless you elect to transfer into a Shield Option at that time. If the Fixed Account is no longer available at the end of the existing Fixed Account Term, these amounts will automatically transfer into the Shield Option with, in order of priority, the shortest Term, the highest Shield Rate, and the lowest Cap Rate from the Shield Options available at the end of the Interest Rate Term unless otherwise directed by You.]

BENEFICIARY: As designated by you as of the Issue Date unless changed in accordance with the Contract provisions.

WITHDRAWALS:

[FREE WITHDRAWAL AMOUNT: Each Contract Year after the first Contract Year, you may withdraw a portion of your Account Value free from any Withdrawal Charge. The Free Withdrawal Amount each Contract Year is equal to [10%] of the Account Value as of the prior Contract Anniversary less the total amount withdrawn, as described in the Withdrawal Provisions, from the Account Value in the current Contract Year. The Free Withdrawal Amount is non-cumulative and is not carried over to other Contract Years.

WITHDRAWAL CHARGE: The Withdrawal Charge is a percentage of the amount withdrawn from the Account Value in a Contract Year in excess of the Free Withdrawal Amount. The Withdrawal Charge is calculated at the time of each withdrawal using the appropriate withdrawal charge percentage from the following schedule:

L-22495 (09/12)

    WITHDRAWAL CHARGE PERCENTAGES

      [NUMBER OF COMPLETE
     CONTRACT YEARS SINCE ISSUE    % Charge
              DATE
            [0                     9%
             1                     8%
             2                     8%
             3                     7%
             4                     6%
             5                     5%
             6 or more             0%]

In addition to any waiver of Withdrawal Charges set forth in the Contract or Rider(s), no Withdrawal Charge will be deducted from the Account Value in the event of:

1.   Maturity of the Contract; or

2.   Payment of the Death Benefit; or

3.   Application of your Account Value to an Annuity Option; or

4. If the withdrawal is required for you to avoid Federal Income Tax penalties or to satisfy Federal Income Tax rules concerning minimum distribution requirements that apply to this annuity (except for RMDs on a decedent Roth IRA.) For purposes of this exception, we assume that this annuity is the only contract or funding vehicle from which distributions are required to be taken, and we will ignore all other Account Values; or

5. If you properly "re-characterize" as permitted under Federal Tax Law your traditional IRA deferred annuity or Roth IRA deferred annuity issued by us; or

6. If we agree in writing that none will apply. For example, we may waive the Withdrawal Charge if you directly transfer the amount withdrawn to a funding vehicle pre-approved by us.]

MINIMUM PARTIAL WITHDRAWAL:     [$500.00]

MINIMUM ACCOUNT VALUE WHICH MUST REMAIN IN THE CONTRACT AFTER A PARTIAL
WITHDRAWAL: [$2,000.00]

ANNUITY OPTION INFORMATION:

1. [The Annuity Date must be the first day of a calendar month. Unless otherwise directed by you, the Annuity Date is the first day of the calendar month following the Annuitant's 90th birthday or 10 years from the Issue Date, whichever is later, or a later date if we agree.]

2.   The Annuity Date must not be less than [13] months from the Issue Date.

3. For Income Payments, the Fixed Annuity Tables are based on the Annuity 2000 Mortality Table with 15 years of mortality improvement based upon projection Scale AA, a 7 year age setback and interest at [1.00%].

ANNUITY SERVICE OFFICE:

MetLife Insurance Company of Connecticut
[P.O. Box 10366
Des Moines, IA 50306-0366
(800) 777-5897]

L-22495 (09/12)

ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT:

[Fixed Account Rider
Death Benefit Rider - Return of Premium
Waiver of Withdrawal Charge for Nursing Home Confinement Rider - TO BE ATTACHED AT ISSUE IF LESS THAN AGE 81
Waiver of Withdrawal Charge for Terminal Illness Rider - TO BE ATTACHED AT ISSUE IF LESS THAN AGE 81
Individual Retirement Annuity Qualification Rider
Roth Individual Retirement Annuity ("Roth IRA") Endorsement
Individual Non-Qualified Annuity Endorsement]

L-22495 (09/12)

------------------------------

/1/ [INDEX A Disclosure

/2/ INDEX B Disclosure

/3/ INDEX C Disclosure

/4/ INDEX D Disclosure

/5/ INDEX E Disclosure]

L-22495 (09/12)

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                              [1300 Hall Boulevard
                             Bloomfield, CT  06002]

                              FIXED ACCOUNT RIDER

This Rider is part of the Contract to which it is attached and is effective upon issuance. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. This Rider amends the Contract as follows:

1.   DEFINITIONS

     The following replaces the definition of "Account Value" in the "Definitions" section:

          ACCOUNT VALUE

          Is the total of the Fixed Account Value and the value of the Shield Option(s) under this Contract, adjusted for any amounts that may be included by rider during the Accumulation Period. Also referred to as "Contract Value."

2.   FIXED ACCOUNT - The following is added to the Contract:

                            FIXED ACCOUNT PROVISIONS

          FIXED ACCOUNT

          We credit interest to the portion of the Account Value allocated to the Fixed Account. The Fixed Account is part of our General Account. We guarantee that the interest credited to your initial allocation to the Fixed Account during the Interest Rate Term beginning on the Issue Date will not be less than the Minimum Guaranteed Interest Rate shown on the Contract Schedule. Thereafter, we will declare an interest rate as of each Contract Anniversary for the duration of the Interest Rate Term and such rate will not be less than the Minimum Guaranteed Interest Rate. If the declared interest rate equals the Minimum Guaranteed Interest Rate, we reserve the right to restrict transfers and allocations into the Fixed Account.

          The initial Fixed Account Value is the amount initially allocated to the Fixed Account. Thereafter, the Fixed Account Value equals: (a) the initial Fixed Account Value or the Fixed Account Value on the most recent Contract Anniversary, whichever is applicable, including any transfers; plus (b) any interest credited by us; less (c) the amount of any withdrawals including any Withdrawal Charges; less (d) any Premium or Other Taxes, if applicable; and less (e) any other fees shown on the Contract Schedule or associated with riders and endorsements, if applicable.


          INTEREST CREDITING METHOD

          Interest will be compounded and credited to the Fixed Account at an annual effective interest rate declared by Us. Interest will be credited on amounts allocated to the Fixed Account through the effective date such amounts are withdrawn or transferred from the Fixed Account.

          INTEREST RATE TERM

          The Interest Rate Term is the length of time over which the current interest rate is guaranteed. At the end of the Interest Rate Term, the Fixed Account Value will automatically be renewed into the same Interest Rate Term unless otherwise directed by You. No Interest Rate Term will extend beyond the Annuity Date.

3. PURCHASE PAYMENT PROVISIONS - Replace the first paragraph of the section entitled "Shield Options" with the following:

     SHIELD OPTIONS

     On the Issue Date, you may allocate your Purchase Payment to one or more of the available Shield Options listed on the Contract Schedule and the Fixed Account. At the end of each Term or Interest Rate Term, you may transfer the Account Value attributable to the Shield Option(s) or the Fixed Account to one or more of the available Shield Options or the Fixed Account (if available) subject to the Transfer Requirements shown on the Contract Schedule and the Renewal Provisions.

4. WITHDRAWAL PROVISIONS - The following will replace the section entitled "Withdrawals" under "Withdrawal Provisions" with the following:

     Prior to the Annuity Date, you may, upon Notice to us, request a full or a partial withdrawal and we will withdraw that amount from the Account Value ("the amount withdrawn"). A withdrawal will result in a reduction to each Shield Option and the Fixed Account in the ratio that each Shield Option and the Fixed Account bears to the total Account

L-22496 (09/12)

     Value, as determined under the Account Value Provisions above, unless otherwise directed by you. The amount payable to you will be a net amount equal to the amount withdrawn adjusted for any applicable Withdrawal Charge and any other fees shown on the Contract Schedule, Premium and Other Taxes, and any other rider and endorsement fees.

     The total amount withdrawn from the Account Value must not be less than the Minimum Partial Withdrawal amount shown on the Contract Schedule. If the withdrawal would result in the remaining Account Value being less than the Minimum Account Value shown on the Contract Schedule, we will treat the withdrawal request as a request for a full withdrawal.

     If you request a full or partial withdrawal, the amount withdrawn after adjustments for any Withdrawal Charge will result in our paying you a net amount. The net amount payable to you is equal to (a)-(b)-(c)-(d), where:

     (a)  is the amount withdrawn from the Account Value, and

     (b) is the Withdrawal Charge and other fees, if any, as described on the Contract Schedule, and

     (c)  is the Premium and Other Taxes, if any, and

     (d)  is the rider and endorsement fees, if any.

     The amount withdrawn will reduce the Investment Amount, as defined in the Definitions section, for each Shield Option by the percentage reduction in the Interim Value of such Shield Option and the Fixed Account Value as applicable.

5. DEATH BENEFIT PROVISIONS - The following will replace the first paragraph of the section entitled "Non-Spousal Beneficiary Continuation During Accumulation Period" under "Death Benefit Provisions" with the following:

     A Beneficiary who is not a spouse can choose to continue the Contract until the fifth anniversary of the Owner's death. The Contract can be continued by a Beneficiary only if his or her share of the death benefit is at least equal to our published minimum for this right. If the Beneficiary continues the Contract under this provision his or her share will not be paid. It will instead be continued in the Contract on the date we determine the Death Benefit Amount. Such Beneficiary will have the right to make partial and full withdrawals of his/her share of the Contract, not subject to Withdrawal Charges. Such Beneficiary will also have the right to make transfers at the end of a Term or Interest Rate Term as described on the Contract Schedule.

MetLife Insurance Company of Connecticut has caused this Rider to be signed by its [Secretary].

                                                     [
                                                      /s/ Isaac Torres
                                                      -------------------------
                                                                               ]
                                                      [SECRETARY]

L-22496 (09/12)

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                              [1300 Hall Boulevard
                             Bloomfield, CT  06002]

                    DEATH BENEFIT RIDER - RETURN OF PREMIUM

This Rider forms a part of the Contract to which it is attached and is effective upon the Issue Date. In case of a conflict with any provision in the Contract, the provisions of this Rider will control. Your election of this Rider is irrevocable. The following amends the "Death Benefit Provisions" of the Contract as follows:

DEATH BENEFIT PROVISIONS

     DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD

     This provision is amended to provide that the Death Benefit Amount will be the greater of:

     (1)  the Account Value; or

     (2) Purchase Payment, reduced proportionately by the percentage reduction in Account Value of the Shield Option(s) and the Fixed Account for each partial withdrawal.

     If a non-natural person owns the Contract, then the Annuitant shall be deemed to be the Owner for purposes of determining the Death Benefit Amount. If Joint Owners are named, the age of the oldest Joint Owner will be used to determine the Death Benefit Amount.

     If the Owner is a natural person and the Owner is changed to someone other than a spouse, the Death Benefit Amount shall be determined as defined above; however, subsection (2) shall be restated to provide as follows:
     "the Account Value as of the effective date of the change of Owner, reduced proportionately by the percentage reduction in Account Value of the Shield Option(s) and the Fixed Account for each partial withdrawal made after such date".

     In the event that the Contract is continued under the "Spousal Continuation During Accumulation Period", the Death Benefit Amount shall be determined in accordance with (1) or (2) above.

     The Death Benefit Amount is determined as of the end of the Business Day on which we have received both due proof of death and an election for the payment method.

     DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD

     This provision of the Contract is amended to add that if the Contract is continued under the "Spousal Continuation During Accumulation Period", the Account Value will be adjusted to an amount equal to the Death Benefit Amount determined upon such election and receipt of due proof of death of the Owner. Any excess of the Death Benefit Amount over the Account Value will be allocated to the Fixed Account, if available. If the Fixed Account is not available, any excess of the Death Benefit Amount over the Account Value will be allocated into the Shield Option with, in order of priority, the shortest Term, the highest Shield Rate, and the lowest Cap Rate from the Shield Options available at the end of the Term.

     DEATH BENEFIT RIDER COST

     The cost for this Rider will generally be reflected in lower Cap and Step Rates for each Shield Option than if this Rider were not elected. The reduction in the Cap and Step Rates will not exceed the Return of Premium Death Benefit Maximum Cap or Step Rate Reduction, as shown on the Contract Schedule, of the Cap and Step Rates that would have applied if this Death Benefit Rider was not selected. The Cap and Step Rate will never be less than the Minimum Guaranteed Cap/Step Rates shown on the Contract Schedule.

MetLife Insurance Company of Connecticut has caused this Rider to be signed by its [Secretary].

                                       METLIFE INSURANCE COMPANY OF CONNECTICUT
                                       [
                                         /s/ Isaac Torres
                                         ------------------------------------
                                                                      ]
                                        [SECRETARY]

L-22497 (09/12)

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                              [1300 Hall Boulevard
                             Bloomfield, CT 06002]

    WAIVER OF WITHDRAWAL CHARGE FOR NURSING HOME OR HOSPITAL CONFINEMENT RIDER

This Rider forms a part of the Contract to which it is attached and is effective as of the Issue Date. In the case of a conflict with any provision in the Contract, the provisions of this Rider will control. This Rider is irrevocable and its provisions will remain part of the Contract until the earlier of the Annuity Date or the date the Contract terminates. This Rider amends the Contract as follows:

The following provisions are added to the Contract:

      WAIVER OF WITHDRAWAL CHARGE FOR NURSING HOME OR HOSPITAL CONFINEMENT

After the first Contract Anniversary, the Withdrawal Charge attributable to such withdrawal will be waived upon a withdrawal if:

1. you are confined to a Nursing Home and/or Hospital for at least 90 consecutive days or confined for a total of at least 90 days if there is no more than a 6-month break in the confinement and the confinements are for related causes;

2. the first confinement referred to in (1) above begins on or after the first Contract Anniversary;

3. the withdrawal request and proof satisfactory to us of confinement are received by us at our Annuity Service Office either while you are confined or within 90 days after such confinement;

4. confinement in a Nursing Home and/or Hospital is prescribed by a Physician and is Medically Necessary; and

5. you have been the Owner continuously since the Issue Date, or you are a Spousal Beneficiary who continues the Contract under the Spousal Continuation During Accumulation Period Option.

In the case of Joint Owners, this Rider applies to either Joint Owner. If the Owner is not a natural person, this Rider applies to the Annuitant provided the Annuitant has continuously been the Annuitant since the Issue Date.

DEFINITIONS

HOSPITAL - A facility which:

1.   is located in the United States or its territories;

2.   is licensed as a hospital by the jurisdiction in which it is located;

3.   is supervised by a staff of licensed physicians;

4. provides nursing services 24 hours a day by, or under the supervision of, a registered nurse (R.N.);

5. operates primarily for the care and treatment of sick and injured persons as inpatients for a charge; and

6.   has access to medical and diagnostic facilities.

INTERMEDIATE CARE FACILITY - A facility which:

1.   is located in the United States;

2. is licensed and operated as an Intermediate Care Facility according to the laws of the jurisdiction in which it is located;

3. provides continuous 24 hours a day nursing service by, or under the supervision of, a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and

4.   maintains a daily medical record of each patient.

MEDICALLY NECESSARY - Appropriate and consistent with the diagnosis in accord with accepted standards of practice and which could not have been omitted without affecting the individual's condition.

L-25005 (09/12)

NURSING HOME - A facility which is a Skilled Nursing Facility, an Intermediate Care Facility or Residential Care Facility. Nursing Home does not mean:

1. a home for the aged, a community living center or place that primarily provides domiciliary, residency or retirement care; or

2. a place owned or operated by a member of the Owner's immediate family. Immediate family members include the Owner's spouse, children, parents, grandparents, grandchildren, siblings and in-laws.

PHYSICIAN - Any person duly licensed and legally qualified to diagnose and treat sickness and injuries. A physician must be providing services within the scope of his or her license. A Physician may not be a member of the Owner's immediate family.

RESIDENTIAL CARE FACILITY - A facility which:

1.   is located in the United States or its territories;

2. is licensed and operated as a Residential Care Facility according to the laws of the jurisdiction in which it is located; and

3. provides nursing care under the supervision of a registered professional nurse (R.N.).

SKILLED NURSING FACILITY - A facility which:

1.   is located in the United States or its territories;

2. is licensed and operated as a Skilled Nursing Facility according to the laws of the jurisdiction in which it is located;

3. provides skilled nursing care under the supervision of a licensed physician;

4. provides continuous 24 hours a day nursing services by, or under the supervision of, a registered graduate professional nurse (R.N.); and

5.   maintains a daily medical record of each patient.

MetLife Insurance Company of Connecticut has caused this Rider to be signed by its [Secretary].

                                          [
                                             /s/ Isaac Torres
                                             -----------------------
                                                               ]
                                          [SECRETARY]

L-25005 (09/12)

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                              [1300 Hall Boulevard
                             Bloomfield, CT 06002]

             WAIVER OF WITHDRAWAL CHARGE FOR TERMINAL ILLNESS RIDER

This Rider forms a part of the Contract to which it is attached and is effective as of the Issue Date. In the case of a conflict with any provision in the Contract, the provisions of this Rider will control.

After the first Contract Anniversary, the Withdrawal Charge will be waived upon a withdrawal if:

1.   you are terminally ill and not expected to live more than 12 months;

2.   a Qualified Physician certifies to your illness and life expectancy;

3.   you were not diagnosed with the terminal illness as of the Issue Date; and

4. you have been the Owner continuously since the Issue Date or have become the Owner as spousal Beneficiary who continues the Contract.

In the case of Joint Owners, this Rider applies to either Joint Owner. If the Owner is not a natural person, this Rider applies to the Annuitant.

Qualified Physician is any person duly licensed and legally qualified to diagnose and treat sickness and injuries. A physician must be providing services within the scope of his or her license. A Physician may not be a member of the Owner's immediate family. Immediate family members include the Owner's spouse, children, parents, grandparents, grandchildren, siblings and in-laws.

This Rider will terminate on the Annuity Date.

MetLife Insurance Company of Connecticut has caused this Rider to be signed by its [Secretary].

                                        [
                                          /s/ Isaac Torres
                                          ----------------------------
                                                                ]
                                        [SECRETARY]

L-22498 (09/12)